Exhibit 10.25

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

November 17, 2025

Rima Alameddine

Via email

Re: Separation Agreement

Dear Rima:

This letter sets forth the substance of the separation agreement (the “Agreement”) which IonQ, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Transition. Your last day as Chief Revenue Officer and your last day of employment with the Company is November 24, 2025 (the “Transition Date”).
2.
Post-Employment Advisor Period. Following the Transition Date, upon entering into and not revoking this Agreement, you will become an independent contractor, and perform for and deliver to the Company normal transition and advisory services, consultation upon matters within your unique knowledge and other services as may be agreed to by you and the Company from time to time until your final date of service, which will be December 31, 2025 (the “Separation Date”), unless your service with the Company is terminated earlier in accordance with the terms of this Agreement (such period, the “Advisor Period”). During the Advisor Period, you will generally not be expected to dedicate more than eight (8) hours per week, in the aggregate, to the Company. As a result, the parties acknowledge and agree that they expect the Transition Date to be your “separation from service” as described in Section 8 of the Executive Severance Plan (as defined below).

3.
Consideration. In reliance on such voluntary representations and the promises and releases contained in this Agreement, the Company will provide you with the following pay and benefits, which includes additional pay to which you are not otherwise entitled, subject to you signing and not revoking the Release and the Reaffirmation Release as set forth herein, and complying with the terms hereof:

(a)
Advisor Fee. During the Advisor Period, in consideration of your advisory services, the Company agrees to continue to pay you your current base salary through your Separation Date, which shall be paid in equal amounts in accordance with the Company’s normal payment processes and procedures (the “Advisor Fee”). The Company shall pay you the Advisor Fee only as long as you remain an independent contractor of the Company. You understand and agree that during the Advisor Period, you must comply with and follow all Company policies and procedures. You further understand and agree that your failure to comply with or follow all Company policies and procedures may result in the immediate termination of your service as an independent contractor and no further Advisor Fee shall be provided to you pursuant to this Agreement.

(b)
Cash Severance. Following the Transition Date, upon your executing this Agreement, the Company agrees to pay you a gross amount, less all applicable withholdings and deductions, equal to (i) nine (9) months’ of your base salary, (ii) 100% of your 2025 annual target bonus and (iii) a portion of your 2025 annual target bonus, pro-rated to the number of days worked as an employee in 2025 (the “Severance Payment”), pursuant to Section 4.1.1 of the Company’s Executive Severance Plan and your participation agreement thereunder (the “Executive Severance Plan”) for a Covered Termination (as defined in the Executive Severance Plan). The Severance Payment will be made in equal installments on the Company’s regular payroll schedule, with the first installment paid on the first payroll date following the Reaffirmation Release Effective Date, subject to any payment timing provisions of the Executive Severance Plan.

(c)
Equity Vesting. In 2022 (in connection with your employment offer) you were granted stock options (“Options”) and restricted stock units (“RSUs”), in 2023 you were granted performance-based restricted stock units (“PSUs”), and in 2024 and 2025 you were granted additional RSUs pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”). Pursuant to Section 4.1.5 of the Executive Severance Plan, all of the RSUs and Options granted to you will accelerate and become vested in full upon the Transition Date, subject to your execution and non-revocation of this Agreement. In addition, under your PSU award agreement, your separation from the Company will be treated as an Involuntary Termination (as defined in your PSU award agreement) and as a result you will vest in the target number of PSUs granted to you, multiplied by 36/48, as determined pursuant to your PSU award agreement. Any other portions of such equity award shall be forfeited on the Transition Date. The RSUs and PSUs in which you vest pursuant to this Section 3(c) will be settled as soon as reasonably practicable following the Reaffirmation Release Effective Date, but in no event later than 60 days following the Transition Date.

(d)
COBRA Benefits. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on November 30, 2025. Thereafter, to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits for yourself and your dependents. Pursuant to Section 4.1.4 of the Executive Severance Plan, the Company will pay the applicable premiums (inclusive of premiums for your dependents) for such continuation coverage until the earlier of (x) nine (9) months following the Transition Date and (y) the date upon which you become eligible for coverage under a health, dental or vision insurance plan of a subsequent employer (the “COBRA Reimbursement Period”). For the avoidance of doubt, if, following the COBRA Reimbursement Period, you remain eligible for COBRA continuation coverage under applicable law, such continuation coverage will be at your sole cost and expense. You will be receiving additional COBRA information from the Company’s COBRA administrator to your mailing address following the termination of your benefits. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(e)
This Agreement, all of its terms, and all of the obligations of the Company contained herein are expressly contingent upon the condition that you do not exercise your right of revocation as described in Section 14 below.

4.
Accrued Salary. On or as soon as reasonably practicable following the Transition Date, the Company will pay you all of the accrued salary earned through the Transition Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. You acknowledge that the Company maintains a non-accrual PTO policy and as a result, you have no accrued but unused PTO that the Company is obligated to pay you upon your separation from employment.

5.
Benefit Plans. Your participation in Employer-Sponsored Group Life Insurance and Short- and Long-Term Disability Insurance, if applicable, will end on the Transition Date. Deductions for the 401(k) Plan will end with your last regular employee paycheck. Your right to vesting with respect to any Company contributions in your 401(k) Plan account will be as set forth in the 401(k) Plan. You will receive information by mail concerning 401(k) rollover procedures should you be a participant in this program.

6.
No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7.
Expense Reimbursements. You agree that, within ten (10) days of the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.
Return of Company Property. Within ten (10) days of the Separation Date, you agree to return to the Company and/or delete all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, your Company-issued phone, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
9.
Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (“CIIA”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities; provided that you further agree and acknowledge that (i) for purposes of the CIIA, the term “Conflicting Services” shall mean “any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a quantum computing, quantum networking, quantum internet, quantum sensing or quantum secure global communications product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.” and (ii) for purposes of the CIIA, the “Competitor List” shall include the companies set forth on Exhibit A to this Agreement. If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Company immediately to assess your compliance. As you know, the Company will enforce its contractual rights. Please familiarize yourself with the agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement as may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. If the provisions of this Agreement become generally known or disclosed publicly (other than as a direct or indirect result of a disclosure, act, or omission by you), then the obligations of this paragraph shall not apply.

11.
Non-Disparagement. You agree not to disparage the Company, the Company Parties or their products, employment practices, business practices, services, or management (whether orally, in written statements, via electronic writings, anonymously, via the internet, or otherwise). You specifically agree that you will not post or make any disparaging reference to the Company or Company Parties on any internet website or through any other social media source. The Company agrees to instruct its current executive officers (known within the Company as the S-team) and members of its Board of Directors not to disparage you (whether orally, in written statements, via electronic writings, anonymously, via the internet, or otherwise). The foregoing shall not preclude any party from (i) testifying truthfully in response to a legally-imposed subpoena or otherwise as required by law, including the Company’s obligations under applicable securities laws or (ii) providing truthful statements or comments in good faith or to the extent reasonably necessary to correct or refute any disparaging public statements. The Company agrees to provide you with a positive reference in form and content acceptable to the Company. To the extent the Company issues a statement regarding your departure, it will not state or imply that (i) you are retiring, taking time off, or departing to spend more time with family; or (ii) that you were not up to the task of what lies ahead for the company or achieving the Company’s goals.

12.
Cooperation after Termination. In exchange for the payments and benefits provided under this Agreement, you agree to reasonably assist and cooperate with the Company and any of the other Company Parties with respect to matters on which you worked during you employment and to assist with pending or future legal investigations, proceedings, or litigation, public or private, involving the Company or any of the other Company

Parties on matters about which you have personal knowledge. This includes your obligation to promptly meet with representatives of the Company or the other Company Parties, either personally or by telephone, at reasonable times upon their request and without unreasonable interference with your employment or personal activities, and providing information and, where applicable, testimony, that is truthful, accurate, and complete according to information known to you. Reasonable assistance includes, but is not limited to, (i) transitioning any matters on which you worked during your employment to your successor and/or another Company representative; (ii) being available by telephone to answer questions, provide guidance, or discuss matters as needed; (iii) providing information and materials to the Company’s counsel; (iv) providing truthful testimony, if necessary; and (v) maintaining the confidentiality of the Company’s and all Company Parties’ privileged or confidential information, including without limitation, attorney-client privileged communications and work product, unless disclosure is expressly authorized by the Company’s legal department. The Company will (a) use its best efforts to ensure that any assistance requested will be arranged so that it does not unreasonably interfere with your other work or personal commitments, (b) request your cooperation and assistance only as reasonably necessary, (c) request your assistance with matters related to the business of the Company, such as (i) and (ii), only through September 24, 2026, and (d) provide reasonable compensation to you for any such cooperation, including reimbursing you for any reasonable travel or related costs incurred for services provided under this paragraph.

13.
Release. In exchange for the consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their current and former officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or your resignation of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Florida Civil Human Rights Act, the Florida AIDs Act, the Florida Equal Pay Law, the Florida Wage Discrimination Law and the Florida Law Prohibiting Discrimination on the Basis of Sickle Cell Trait, , Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.), Florida Workers’ Compensation Retaliation provision (§ 440.205, Fla. Stat.), Florida Minimum Wage Act (§ 448.110, Fla. Stat.), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.); the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, Washington Law Against Discrimination, Rev. Code Wash. §§ 49.44.090, 49.60.040, 49.60.172, 49.60.180, 49.60.190, 49.60.200, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services

Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed, including your rights to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14.
Waiver of Claims under the Age Discrimination in Employment Act. You recognize that, in signing this release of Claims (the “Release”), you are waiving your right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”) arising prior to the date that each time you execute this Release. You understand that you may take twenty-one (21) days from the date this Release is presented to consider whether to execute this Release. You are advised through this Agreement that you may wish to consult with an attorney prior to execution of this Release. Once you have executed this Release, you may revoke the Release at any time during the seven (7) day period following your execution of the Release. After seven (7) days have passed following your execution of this Release, your execution of this Release shall be final and irrevocable. Furthermore, the receipt of the benefits hereunder is subject to your execution of a bring-down of the Release in the form attached as Exhibit B hereto (the “Reaffirmation Release”) no earlier than, and no later than twenty-one (21) days following, the Transition Date, after which you will have an additional 7-day period to revoke such Reaffirmation Release and, on the 8th day thereafter, the Reaffirmation Release shall be effective (the “Reaffirmation Release Effective Date”).

15.
Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

16.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
17.
Breach. You agree that upon any material breach of this Agreement or the CIIA, you will forfeit the consideration provided to you under this Agreement and any continuing payments or benefits pursuant to Section 3 hereof shall cease immediately; provided, however, that you shall be given ten (10) business days’ written notice and an opportunity to cure such breach to the extent such breach is curable (it being understood that any material breach relating to Sections 5 or 6 of the CIIA is not curable). Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, 12, 13 and 14 of this Agreement and further agree that any threatened or actual material violation or material breach of those Sections of this Agreement may constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your material breach of this Agreement, the Company shall be entitled to seek an injunction to prevent you from violating or breaching this Agreement.
18.
Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Florida as applied to contracts made and to be performed entirely within Florida. All amounts hereunder shall be subject to reduction for applicable tax withholdings. The payment timing of severance benefits hereunder shall remain subject to Section 8 of the Executive Severance Plan with respect to Section 409A (as defined in the Executive Severance Plan).

[Remainder of Page Intentionally Left Blank]

Sincerely,

/s/ Paul T. Dacier

Paul T. Dacier

Chief Administrative Officer

IonQ, Inc.

Date: November 17, 2025

AGREEF TO AND ACCEPTED:

/s/ Rima Alameddine Nov. 17 2025

Rima Alameddine Date

Exhibit A

Competitor List

[***]

Exhibit B

Reaffirmation Release

I hereby confirm my understanding and agreement to the commitments set forth in that certain Separation Agreement with IonQ, Inc. (the “Company”) dated November 17, 2025 (the “Agreement”) as of the date of my execution. I agree that the general release of claims pursuant to Sections 13 and 14 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof. I acknowledge that I have had twenty-one (21) days to consider the terms and conditions of this Reaffirmation Release, and to decide whether to sign and enter into this Reaffirmation Release and that I will have seven (7) days after signing to revoke my acceptance.

AGREED TO AND ACCEPTED:

Rima Alameddine	Date